Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Renews Stock Repurchase Program

Repurchase program will have $100 million in availability for repurchases through December 31, 2021

Scottsdale, Ariz., Dec. 8, 2020 –– Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has authorized a renewal of its stock repurchase program until December 31, 2021. The stock repurchase program permits the repurchase of up to $100 million of the Company’s Common Stock. Repurchases of the Company’s Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2021.

“This renewal of our stock repurchase authorization demonstrates our commitment to creating long-term value for our shareholders through strategic capital allocation as we believe our stock’s current valuation is compelling,” said Chief Financial Officer Dave Cone. “While we will continue to prioritize further deleveraging of our balance sheet and reinvesting in our business to support future growth, opportunistic share repurchases are a key component of our capital deployment philosophy.” Since 2015, the Company has repurchased approximately $635 million, or more than 25 percent, of shares outstanding.

Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016-2020 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under three well-established brands, Taylor Morrison, Darling Homes and William Lyon Signature. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and active adult buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence. We also have an exclusive partnership with Christopher Todd Communities, a growing Phoenix-based developer of innovative, luxury rental communities to operate a “Build-to-Rent” homebuilding business.

For more information about Taylor Morrison, Darling Homes and William Lyon Signature, please visit www.taylormorrison.com or www.darlinghomes.com.

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